Exhibit 99.1

FOR IMMEDIATE RELEASE
June 29, 2015

Separation of Gannett into two public companies completed

TEGNA begins regular way trading

McLEAN, VA — TEGNA Inc. (NYSE: TGNA), formerly Gannett Co., Inc., today announced that it has completed the previously announced spinoff of its publishing business and will begin trading today as TEGNA on the New York Stock Exchange under the symbol TGNA.

Gracia Martore, President and CEO of TEGNA, said, “Today is the culmination of relentless focus and hard work over the past three and a half years to transform our businesses. We have added significant scale through the strategic buildup of high-performing broadcasting and digital assets which are leaders in their respective industries. With terrific competitive positioning in growing sectors, strong leadership and a more sharply focused strategy, we are ready to hit the ground running and we couldn’t be more excited about what the future holds.”

Gannett announced in August 2014 that it planned to separate into two publicly traded companies: a broadcasting and digital company that will operate under the name TEGNA and a publishing company that will retain the name Gannett Co., Inc. Under the terms of the transaction, Gannett shareholders retained their shares of Gannett, which was renamed TEGNA, and also received one share of new Gannett for every two shares of Gannett stock they owned on the record date of June 22, 2015. New Gannett shares also begin “regular way” trading today on the NYSE under the symbol GCI.

Greenhill & Co. acted as financial advisor on the separation transaction and Wachtell, Lipton, Rosen & Katz acted as legal advisor.

About TEGNA

TEGNA Inc. (NYSE: TGNA), formerly Gannett Co., Inc., is comprised of a dynamic portfolio of media and digital businesses that provide content that matters and brands that deliver. TEGNA reaches more than 90 million Americans and delivers highly relevant, useful and smart content, when and how people need it, to make the best decisions possible. TEGNA Media includes 46 television stations (including those serviced by TEGNA) and is the largest independent station group of major network affiliates in the top 25 markets, reaching approximately one-third of all television households nationwide. TEGNA Digital is comprised of Cars.com, the leading online destination for automotive consumers, CareerBuilder, a global leader in human capital solutions, and other powerful brands such as G/O Digital, Clipper and Sightline Media Group. For more information, visit www.TEGNA.com.

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For media inquiries, contact:	For investor inquiries, contact:
Jeremy Gaines	Jeffrey Heinz
Vice President, Corporate Communications	Vice President, Investor Relations
703-854-6049	703-854-6917
jmgaines@tegna.com	jheinz@tegna.com

Sard Verbinnen & Co.
Stephanie Pillersdorf/Pamela Blum/Dan Goldstein
212-687-8080